Exhibit 99.1

Stereotaxis Reports 2021 First Quarter Financial Results

ST. LOUIS, MO, May 10, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2021.

“The highlight of the first quarter is Stereotaxis’ return to robust double digit revenue growth with 50% topline growth,” said David Fischel, Chairman and CEO. “The results reflect the initial impact of the first wave of our strategic innovation plan.”

“During the quarter two robotic systems were shipped to hospitals establishing new robotic electrophysiology practices, triggering partial revenue recognition of those systems. Since the quarterly results two months ago, we received an additional purchase order for a robotic system in the United States.”

“We continue to advance a robust innovation pipeline. Our proprietary robotically-navigated magnetic ablation catheter is advancing methodically through required manufacturing and testing processes. We anticipate submitting for regulatory approval in Europe in September and for initiating a US pivotal trial shortly thereafter. At the end of the year we expect to showcase an additional set of innovations that will accelerate adoption of our robotic technology in electrophysiology and beyond. We are confident in the positive impact these innovations will have on patients, physicians, providers, and on Stereotaxis’ financial and strategic foundation.”

“Our commercial and technological progress is being accomplished while remaining prudent with shareholder capital. We continue to invest in the team, infrastructure and projects that are critical for both near and long-term success, and are proud that we are able to do so while maintaining financial discipline.”

2021 First Quarter Financial Results

Revenue for the first quarter of 2021 totaled $8.6 million, a 50% increase from $5.8 million in the prior year first quarter. System revenue of $2.6 million reflects initial revenue recognition on the delivery of a Genesis RMN® system to Europe and a Niobe® system to China. Recurring revenue for the quarter was $5.8 million, compared to $5.5 million in the prior year first quarter.

Gross margin for the first quarter of 2021 was 70% of revenue, with system gross margin of 45% and recurring revenue gross margin of 84%. Operating expenses in the quarter were $7.5 million including $1.4 million in non-cash stock compensation expense. Increased non-cash stock compensation expense is a reflection of an increased stock price and the previously announced CEO Performance Stock Plan. Excluding stock compensation expense, adjusted operating expenses in the current quarter were $6.2 million consistent with the prior year adjusted operating expenses of $6.1 million.

Operating loss and net loss for the first quarter of 2021 were ($1.5) million, compared to ($2.1) million and ($2.0) million respectively in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($0.2) million compared to ($1.3) million in the prior year. Negative free cash flow for the first quarter was ($0.3) million, compared to ($2.2) million in the prior year first quarter.

Cash Balance and Liquidity

At March 31, 2021, Stereotaxis had cash and cash equivalents, including restricted cash and compensating balances, of $44.1 million.

Forward Looking Expectations

Stereotaxis continues to expect robust double-digit revenue growth in 2021, with robotic system revenue of $10-$20 million. Stereotaxis’ balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 10, 2021, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-367-2403 (US and Canada) or 1-334-777-6978 (International) and give the participant pass code 6657929. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Revenue:
Systems	$2,602,512	$-
Disposables, service and accessories	5,773,516	5,509,711
Sublease	246,530	246,530
Total revenue	8,622,558	5,756,241

Cost of revenue:
Systems	1,435,535	65,022
Disposables, service and accessories	924,618	639,863
Sublease	246,530	246,530
Total cost of revenue	2,606,683	951,415

Gross margin	6,015,875	4,804,826

Operating expenses:
Research and development	2,367,041	2,109,170
Sales and marketing	2,947,216	2,915,424
General and administrative	2,229,739	1,832,726
Total operating expenses	7,543,996	6,857,320
Operating loss	(1,528,121)	(2,052,494)

Interest income (expense), net	(4,276)	80,963
Net loss	$(1,532,397)	$(1,971,531)
Cumulative dividend on convertible preferred stock	(332,551)	(343,723)
Net loss attributable to common stockholders	$(1,864,948)	$(2,315,254)

Net loss per share attributed to common stockholder:
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.03)

Weighted average number of common shares and equivalents:
Basic	75,175,412	69,870,040
Diluted	75,175,412	69,870,040

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$42,452,713	$43,939,512
Restricted cash - current	1,336,000	-
Compensating cash arrangement	250,919	250,620
Accounts receivable, net of allowance of $122,570 and $123,614 at 2021 and 2020, respectively	7,290,762	3,515,136
Inventories, net	3,536,300	3,295,457
Prepaid expenses and other current assets	1,674,554	1,716,014
Total current assets	56,541,248	52,716,739
Property and equipment, net	202,504	195,129
Restricted cash	93,331	-
Operating lease right-of-use assets	1,695,664	2,235,442
Other assets	284,946	308,515
Total assets	$58,817,693	$55,455,825

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$1,914,692	$1,185,058
Accounts payable	2,270,432	1,608,636
Accrued liabilities	2,578,298	3,209,235
Deferred revenue	8,188,296	5,282,770
Current portion of operating lease liabilities	1,734,699	2,287,487
Total current liabilities	16,686,417	13,573,186

Long-term debt	243,617	973,252
Long-term deferred revenue	1,328,272	548,915
Other liabilities	210,096	131,231
Total liabilities	18,468,402	15,226,584

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,408 and 22,513 shares outstanding at 2021 and 2020, respectively	5,578,437	5,605,323
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2021 and 2020	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 74,089,659 and 73,694,203 shares issued at 2021 and 2020, respectively	74,090	73,694
Additional paid-in capital	524,388,783	522,709,846
Treasury stock, 4,015 shares at 2021 and 2020	(205,999)	(205,999)
Accumulated deficit	(489,491,630)	(487,959,233)
Total stockholders’ equity	34,770,854	34,623,918
Total liabilities and stockholders’ equity	$58,817,693	$55,455,825